                                                                    EXHIBIT (12)



                             CMS ENERGY CORPORATION
    Ratio of Earnings to Fixed Charges and Preferred Securities Dividends and
                                  Distributions
                              (Millions of Dollars)


                                               Six Months Ended             Years Ended December 31 -
                                                June 30, 2004       2003       2002       2001       2000       1999
                                               ----------------     ----       ----       ----       ----       ----
                                                                           Restated   Restated
                                                           (b)        (c)        (d)        (e)        (f)


Earnings as defined (a)
Consolidated net income                                 $   9      $ (44)     $(650)     $(459)     $   5      $ 277
Discontinued operations                                     2        (23)       274        128        (83)       (70)
Income taxes                                              (10)        58        (41)       (94)        72         64

Exclude equity basis subsidiaries                         (44)       (41)                  (39)        68       (171)
                                                          (45)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $3, $9, $16, $35,
  $47, and $41 million for the six months
  ended June 30, 2004 and the years ended
  December 31, 2003, 2002, 2001, 2000, and
  1999, respectively                                      309        608        565        631        562        625
                                                        -----      -----      -----      -----      -----      -----
Earnings as defined                                     $ 266      $ 558      $ 109      $ 274      $ 385      $ 851
                                                        =====      =====      =====      =====      =====      =====



Fixed charges as defined (a)
Interest on long-term debt                              $ 285      $ 531      $ 404      $ 420      $ 420      $ 502
Estimated interest portion of lease rental                  4          8         10         11         11         11
Other interest charges                                     12         59         32         83         34         58
Preferred securities dividends and
  distributions                                            12         19        135        152        144         95
                                                        -----      -----      -----      -----      -----      -----
Fixed charges as defined                                $ 313      $ 617      $ 581      $ 666      $ 609      $ 666
                                                        =====      =====      =====      =====      =====      =====

Ratio of earnings to fixed charges and
 preferred securities dividends and distributions          --         --         --         --         --       1.28
                                                        =====      =====      =====      =====      =====      =====


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) For the six months ended June 30, 2004, fixed charges exceeded earnings by $47 million. Earnings as defined include $125 million of asset impairment charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.25 excluding this amount.

(c) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.06 excluding these amounts.

(d) For the year ended December 31, 2002, fixed charges exceeded earnings by $472 million. Earnings as defined include $602 million of asset impairments charges. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.22 excluding these amounts.

(e) For the year ended December 31, 2001, fixed charges exceeded earnings by $392 million. Earnings as defined include $323 million of asset impairments charges.

(f) For the year ended December 31, 2000, fixed charges exceeded earnings by $224 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment. The ratio of earnings to fixed charges and preferred securities dividends and distributions would have been 1.17 excluding this amount.